UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2015

DUBLI, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6750 N. Andrews Avenue, Suite 200

Ft. Lauderdale, FL 33309
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561)362-2381

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 6, 2015, the Company announced that Michael Hansen, the majority shareholder and sole director of DubLi, Inc, (“Company” or “DubLi”), appointed six new members of the Board of Directors (“New Directors”). In compliance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the Company mailed an Information Statement on May 19, 2015 describing the election of the New Directors and certain other corporate matters. The New Directors’ term commenced twenty calendar days later, which was on June 9, 2015 (the "Effective Date"). As of the Effective Date, the Company has seven Board members, the New Directors and Michael Hansen.

The New Directors are: Ivan Braiker, the Company’s CEO and President, David Pollei (Chairman), CEO of Blair Cannon Financial; Gary Baughman and former CEO of Fisher-Price Toys; Gregory J. Newell, former United States Ambassador to Sweden; Mitch Hill, former President and CFO of Buy.com; and Peter Harris, current CEO of Spartan College of Aeronautics and Technology. Each New Director shall hold such office until the earlier of the Company's next Annual Stockholders Meeting or his successor is elected. Gary Baughman, Mitchell Hill and Gregory J. Newell now comprise the Audit Committee; Peter Hill, Michael Hansen and David Pollei comprise the Compensation Committee; and Michael Hansen and David Pollei comprise the Nominating Committee.

Non-employee directors shall receive payment in the amount of $3,000 each per month and the Chairman, David C. Pollei, shall receive payment in the amount of $5,000 per month.

Item 8.01 Other Events

The Company terminated Eric Nelson’s employment as Chief Financial Officer, and began negotiations of a severance agreement on terms different from what Mr. Nelson would have received under his current employment agreement. The negotiation concluded successfully and the Company and Mr. Nelson entered into a Separation Agreement on May 29, 2015 which provides Mr. Nelson with his $225,000 base salary for three months. In addition, Mr. Nelson was issued a three year option to purchase 2,500,000 shares at an exercise price of $0.19 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DubLi, Inc.
(Registrant)

Date: June 16, 2015
By: /s/Ivan Braiker
Ivan Braiker
President and Chief Executive Officer